Release: Immediate

CP reaches agreement with future CEO, Keith Creel; retains services of E. Hunter Harrison beyond retirement

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that CP’s Board of Directors has reached an agreement with CP’s next chief executive officer, Keith Creel. Currently president and chief operating officer, Creel will become president and CEO on July 1, 2017.

“Keith is a tremendous railroader who is more than ready to take the helm as our next CEO,” said Andrew F. Reardon, Chairman of the Board. “Since joining the company in 2013, Keith has continued to demonstrate to the CP Board and all of our stakeholders his considerable leadership abilities and capacity to lead this organization into the future. Keith and the entire CP team have benefited greatly from Hunter’s leadership and the Board recognizes that we are well-positioned for the future.”

Creel was appointed president and chief operating officer in February, 2013 and joined the CP Board in May of 2015. Creel previously served as the executive vice president and chief operating officer of Canadian National Railway Company.
“I have known and worked with Keith for more than 20 years,” said E. Hunter Harrison, CP CEO. “He is one of the strongest operating executives I have ever met in this business and I know he will do a fantastic job leading CP after my retirement. I look forward to supporting him as we continue to transition over the next year.”

CP also announced today that it has reached a three-year, post-retirement consulting agreement with Harrison.

“We are absolutely thrilled that Hunter has agreed to continue in a supporting advisory capacity after he retires at the end of June 2017,” Reardon said. “Having the greatest railroader in history available to the organization and the Board brings countless benefits. Hunter led the historic turnaround of the Company, and we are more than fortunate that he has agreed to continue his relationship with us for three-years post his retirement.”

Harrison joined CP as CEO in June 2012, and possesses more than 50 years of railroad experience.
“I’ve demonstrated my trouble with retiring in the past, so being available to the Board and the organization after my official retirement is exciting,” Harrison said. “In four years we have gone from an industry laggard to an industry leader. I look forward to assisting Keith, the executive team and the Board in any manner requested as they continue to write the CP story.”

Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to executive succession, agreements for the provision of future services, our operations, priorities and plans, anticipated financial performance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

Contacts:
Media
Jeremy Berry
403-319-6227
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jeremy_berry@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca